UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Spirit Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

JetBlue Airways Corporation

Sundown Acquisition Corp.

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Filed by JetBlue Airways Corporation

Pursuant to Schedule 14A under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: June 21, 2022

The following is a press release issued by JetBlue Airways Corporation (“JetBlue”) on June 20, 2022.

PRESS RELEASE

JetBlue Further Improves Proposal to Acquire Spirit

JetBlue submits decisively superior proposal with increased offer of $33.50 per share in cash, additional regulatory commitments

Further improved proposal includes previous commitment of $350 million reverse break-up fee, accelerated prepayment of $1.50 per share

After discussions with Spirit, JetBlue more convinced than ever that a combined JetBlue-Spirit would create true national competitor to the dominant airlines, with compelling benefits for all stakeholders

NEW YORK (June 20, 2022) – JetBlue (NASDAQ: JBLU) today announced that it has submitted a decisively superior proposal to the Board of Directors of Spirit (NYSE: SAVE) to acquire all of the outstanding common stock of Spirit.

The further improved proposal, which was submitted at the request of Spirit’s Board and following completion of JetBlue’s diligence review and discussions with Spirit’s management team, is an update to JetBlue’s previous proposals (dated March 29, 2022, April 29, 2022, and June 6, 2022, respectively) and is structured to maximize value and certainty for Spirit and its stockholders, with terms including:

•

Increased price of $33.50 per Spirit share: JetBlue’s proposal continues to offer Spirit stockholders a superior, all-cash premium. The increased price of $33.50 per Spirit share represents an improvement of $2.00 per share or 6.3% compared to JetBlue’s June 6 proposal, and a 67.6%[1] premium to the implied value of the Frontier transaction as of June 17, 2022.

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Stronger divestiture commitment: JetBlue’s June 20 proposal includes a significant enhancement to its prior proposals through an obligation to divest assets of JetBlue and Spirit up to a material adverse effect on the combined JetBlue-Spirit, with a limited carve-out to this divestiture obligation for actions that would be reasonably likely to materially and adversely affect the anticipated benefits under JetBlue’s Northeast Alliance. This commitment significantly increases the divestitures JetBlue would be willing to commit to making in order to obtain regulatory approval and meaningfully exceeds the divestiture commitment from Frontier.

[1]	Represents premium over $19.99 implied value of Frontier transaction as of June 17, 2022.

In addition to the improved terms, the proposal continues to include commitments from previous proposals that were well received by Spirit stockholders:

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Reverse break-up fee: JetBlue would continue to offer a reverse break-up fee of $350 million, or $3.20 per Spirit share[2], payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons. This represents an increase of $100 million, or $0.91 per Spirit share, compared to the reverse break-up fee Frontier agreed to on June 2.

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Accelerated prepayment of $1.50 per share: JetBlue would prepay $1.50 per share in cash to Spirit stockholders promptly following the Spirit stockholder vote approving the combination between Spirit and JetBlue. As a result, Spirit stockholders would receive total aggregate consideration of $33.50 per share in cash, comprised of $32.00 per share in cash at the closing of the transaction and the prepayment of $1.50 per share in cash.

•

Divesture commitment in New York and Boston: JetBlue’s proposal continues to include a proactive offer to the U.S. Department of Justice of a remedy package that contemplates the divestiture of all Spirit assets located in New York and Boston so, as a result of the transaction, JetBlue will not increase its presence in the airports covered by the Northeast Alliance, as well as gates and related assets at Fort Lauderdale.

“After discussions with the Spirit team last week and further due diligence review, we are more convinced than ever that a JetBlue-Spirit transaction would create a true national competitor to the Big Four and deliver value to all of our stakeholders,” said Robin Hayes, chief executive officer, JetBlue. “Together, we will deliver lower fares and a better experience to more customers.

“Our previous proposal was met with an extremely positive reaction from Spirit stockholders, and we believe they will be even more pleased with these improved terms, including additional regulatory commitments that reflect our confidence in our ability to obtain antitrust approval and are a direct result of our diligence. We are ready to move quickly to reach a merger agreement, bringing more value to shareholders, more competition to the industry, and more opportunities, including JetBlue’s incredibly strong culture and commitments to our Crewmembers, as we welcome Spirit Team Members into the JetBlue family.”

JetBlue sent a letter to the Board of Directors of Spirit containing its improved proposal.

The full letter follows:

June 20, 2022

Dear Members of the Board:

On behalf of JetBlue Airways Corporation (“JetBlue”), we would like to thank your team for the recent discussions. The dialogue and information provided strengthened our conviction that a combination between JetBlue and Spirit Airlines, Inc. (“Spirit”) would create a true national competitor to the dominant legacy carriers, delivering low fares and a great experience for more customers, more opportunities for Crewmembers and Team Members, and more value for stockholders.

Therefore, we are submitting a further update to our previous proposals (dated March 29, 2022, April 29, 2022, and June 6, 2022, respectively), consistent with your Board’s request and following completion of our due diligence review, to acquire all of the outstanding common stock of Spirit (our “Improved

[2]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management.

Proposal”). In addition, we included a revised draft of the merger agreement for the transaction reflecting the terms of our Improved Proposal. Our Improved Proposal is structured to maximize value and execution certainty for Spirit and its stockholders and is responsive to the concerns you previously raised. We firmly believe our Improved Proposal constitutes a decisively “Superior Proposal” as defined in the Frontier Agreement3.

Terms of Improved Proposal

Coupled with our June 6 proposal, our Improved Proposal clearly offers Spirit stockholders significantly more than the transaction with Frontier:

•	Increased price of $33.50 per Spirit share of common stock, in cash, which represents:

•	an improvement of $2.00 per share, or 6.3%, compared to our June 6 proposal, and represents 9.2% of Spirit’s unaffected share price[4];

•	a 57.4% premium to Spirit’s closing share price of $21.28 on June 17, 2022;

•	a 67.6% premium to the implied value of the Frontier transaction, which was $19.99 as of June 17, 2022; and

•	a total Equity Value for Spirit of $3.7 billion and an Enterprise Value of $7.5 billion.[5]

•	Stronger regulatory commitment which includes:

•

An express obligation to litigate and to divest assets of JetBlue and Spirit up to a material adverse effect on the combined JetBlue-Spirit, with a limited carve-out to this divestiture obligation for actions that would be reasonably likely to materially and adversely affect the anticipated benefits under JetBlue’s Northeast Alliance. This commitment significantly enhances our prior proposal and meaningfully exceeds the divestiture commitment from Frontier.

•

A proactive offer to the Department of Justice of a remedy package that contemplates the divestiture of all Spirit assets located in New York and Boston so, as a result of the transaction, JetBlue will not increase its presence in the airports covered by our Northeast Alliance, as well as gates and related assets at Fort Lauderdale.

•	A reverse break-up fee of $350 million, or $3.20 per Spirit share[6], payable to Spirit in the unlikely event the transaction is not consummated for antitrust reasons, representing:

•	$100 million, or $0.91 per Spirit share, more than the reverse break-up fee Spirit and Frontier agreed to on June 2; and

•	Approximately 15% of Spirit’s unaffected share price[7], and approximately 78% of the original premium offered by Frontier[8].

•

A prepayment in the amount of $1.50 per share in cash, payable to Spirit stockholders promptly following the Spirit stockholder vote approving the combination between Spirit and JetBlue; in the unlikely event the reverse break-up fee is payable, this upfront payment would reduce the payment to Spirit at the time of the termination of the merger agreement to approximately $186 million ($1.70 per share9).

[3]	The Agreement and Plan of Merger, dated as of February 5, 2022, as amended (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier Group Holdings Inc. (“Frontier”), and Spirit.
[4]	Represents percentage of Spirit’s $21.73 closing share price on February 4, 2022.
[5]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management and adjusted Net Debt of $3.8 billion, including operating leases.
[6]	Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management.
[7]	See Note 4.
[8]	Represents percentage of the $4.10 premium between the $25.83 implied value of Frontier transaction and Spirit’s $21.73 closing share price as of February 4, 2022.
[9]	See Note 6.

•

As a result, Spirit stockholders would receive total aggregate consideration of $33.50 per share in cash, comprised of $32.00 per share in cash at the closing of the transaction and the prepayment of $1.50 per share in cash.

As has been the case since our initial proposal on March 29, when compared to the inferior Frontier transaction, our Improved Proposal offers Spirit stockholders the compelling opportunity to receive a significant premium in cash in a transaction with more value and more certainty and stronger regulatory commitments, and, with the prepayment of a portion of the aggregate merger consideration as we have proposed, more value upfront. It is unambiguously a Superior Proposal. We are confident your stockholders will embrace our Improved Proposal, as they have done with our previous ones.

We are also confident our proposal is better for customers, delivering more of our unique combination of low fares and great service to customers nationwide, and better for Spirit Team Members, with higher pay and better benefits than either Spirit or Frontier, exciting career development opportunities, and JetBlue’s incredibly strong culture and set of values, which include never having furloughed any Crewmembers in our 22-year history, as well as industry-leading sustainability commitments.

As you know, we have dedicated a full team, significant management time, and advisor resources to the evaluation of Spirit and have finally been given the opportunity to conduct a review of Spirit’s business and operations. We have completed our due diligence and our Improved Proposal is a direct result of that process. We are now prepared to move expeditiously to execute definitive documentation.

While our strong preference is to reach a friendly, negotiated agreement with you, should the Spirit Board fail to declare our Improved Proposal a Superior Proposal, we fully intend to continue our “vote no” campaign against the Frontier transaction at your special meeting on June 30 as well as our tender offer.

We look forward to hearing from you soon and hope to finally move towards signing of definitive documentation for our superior transaction, clearly the optimal outcome for Spirit stockholders.

Sincerely,

/s/ Robin Hayes

Chief Executive Officer

###

Advisors

Goldman Sachs & Co. LLC is serving as JetBlue’s financial advisor and Shearman & Sterling LLP is serving as JetBlue’s legal advisor.

Forward Looking Statements

Statements in this press release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur. Our forward-looking statements included in this press release speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Important Information and Where to Find It

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

Investors and security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at https://www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

JetBlue has filed a definitive proxy statement on Schedule 14A with the SEC (“Definitive Proxy Statement”) and the accompanying BLUE proxy card on May 26, 2022, to be used to solicit proxies in opposition to the proposed business combination between Spirit and Frontier Group Holdings, Inc. (“Frontier”) and the other proposals to be voted on by Spirit stockholders at the special meeting of the stockholders of Spirit to be held on June 10, 2022. This press release is not a substitute for the Definitive Proxy Statement or any other document JetBlue, Spirit or Frontier may file with the SEC in connection with the proposed transaction.

STOCKHOLDERS OF SPIRIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by JetBlue at the SEC’s web site at https://www.sec.gov or by contacting the information agent for the proxy solicitation, Innisfree M&A Incorporated, at (877) 800-5190 (toll free for stockholders) or (212) 750-5833 (collect for banks and brokers).

Participants in the Solicitation

JetBlue and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Spirit common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement.

About JetBlue

JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers to more than 110 cities throughout the United States, Latin America, Caribbean, Canada, and United Kingdom. For more information and the best fares, visit jetblue.com.

Contacts

JetBlue Corporate Communications

Tel: +1.718.709.3089

corpcomm@jetblue.com

JetBlue Investor Relations

Tel: +1 718.709.2202

ir@jetblue.com